Exhibit 10.53
KILROY REALTY CORPORATION
2006 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AGREEMENT

GRANT NOTICE

    Kilroy Realty Corporation (the “Company”) has granted to the Participant named below an award of Restricted Stock Units (“RSUs”). The terms and conditions of the award are set forth in this Grant Notice (the “Grant Notice”) and Appendix A attached hereto and incorporated herein by this reference (collectively, this “Agreement”).

Participant:	[_____] (the “Participant”)

Grant Date:	[_____] (the “Grant Date”)

Total Number of RSUs:	[_____]

Vesting Dates:
The RSUs shall vest in three (3) substantially equal installments (rounded down to the nearest whole RSU until the last installment) on each of [January 5, 2025], [January 5, 2026] and [January 5, 2027].
The RSUs are subject to accelerated vesting in connection with certain changes in control of the Company or terminations of the Participant’s employment in connection with a change in control of the Company as and to the extent provided herein.

RSU Deferral Election:	Pursuant to the Participant’s [2024] Restricted Stock Unit Deferral Election Form dated [______________] (the “Deferral Election Form”), the Participant elected

[OPTION A: not to defer the distribution of any RSUs.]

[OPTION B: a deferred distribution of all RSUs but with no fixed-date election.]

[OPTION C: a deferred distribution of all RSUs with a fixed-date election of ____________, ___.]

[DELETE ENTIRE SECTION IF NO OPTION TO DEFER]

The award is granted under and is further subject to the terms and conditions of the Company’s 2006 Incentive Award Plan (as amended from time to time, the “Plan”), incorporated herein by this reference. The Participant acknowledges having received and read, and understands, the Plan and this Agreement. The Participant agrees to the terms and conditions of the award as set forth in this Agreement. [INCLUDE IF PARTICIPANT ENTERING INTO NEW NON-DISCLOSURE AGREEMENT: In connection with entering into this Agreement, the Participant is entering into a Non-Disclosure Agreement with the Company. The Participant acknowledges and agrees that the RSUs are in consideration of (among other things) the Participant entering into such Non-Disclosure Agreement with the Company.]

KILROY REALTY CORPORATION,	PARTICIPANT:
a Maryland corporation

[Name]	[Name]
[Title]

KILROY REALTY CORPORATION,
a Maryland corporation

[Name]
[Title]

2

APPENDIX A
TERMS AND CONDITIONS OF
RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENT RIGHTS

1.    Grant. The effective date of the award is the Grant Date. The total number of RSUs subject to the award is the total number of RSUs set forth in the Grant Notice. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement and not otherwise defined shall have the meanings provided in the Plan.
2.    RSUs. Each RSU that vests in accordance with this Agreement shall represent the right to receive, as determined by the Committee in accordance with Section 6 below, either (i) a payment of one share of Stock or (ii) a payment in cash equal to the Fair Market Value of one share of Stock on the applicable Distribution Date (as defined below). Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Dividend Equivalent Rights.
(a)    Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right. Such Dividend Equivalent right shall entitle the Participant to have a hypothetical bookkeeping account (established and maintained for purposes of tracking the RSUs and any additional RSUs credited to such account in respect of Dividend Equivalent rights in accordance with this Section 3 (the “Account”)) that is credited upon the Company’s payment of dividends to stockholders of outstanding shares of Stock if the Dividend Equivalent right is or was outstanding on the applicable Stock record date. Subject to Section 3(c) below, when such dividends are so declared, the following shall occur:
(i)    on the date that the Company pays a cash dividend in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account with a number of full and fractional RSUs equal to the quotient of (A) the total number of RSUs credited to the Account but not yet distributed (including any RSUs granted hereunder and any additional RSUs credited with respect to Dividend Equivalent rights), multiplied by the per share dollar amount of such dividend, divided by (B) the Fair Market Value of a share of Stock on the date such dividend is paid;
(ii)    on the date that the Company pays a Stock dividend in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account with a number of full and fractional RSUs equal to the product of (A) the total number of RSUs credited to the Account but not yet distributed (including any RSUs granted hereunder and any additional RSUs credited with respect to Dividend Equivalent rights), multiplied by (B) the number of shares of Stock distributed with respect to such dividend per share of Stock; or
(iii)    on the date that the Company pays any other type of distribution in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account in an equitable manner based on the total number of RSUs held in the Account, as determined in the sole discretion of the Committee.
(b)    To the extent that any additional RSUs are credited to the Participant’s Account in respect of the Participant’s Dividend Equivalent rights, such additional RSUs shall be subject to the same vesting terms as the original RSUs to which they relate and shall also carry corresponding Dividend Equivalent rights.
(c)    Dividend Equivalent rights shall remain outstanding from the Grant Date (or later date of grant of such Dividend Equivalent right in connection with the Company’s payment of a dividend) through the earlier to occur of (i) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds or (ii) the delivery to the Participant of payment for the RSU (in accordance with Section 6 below) to which such Dividend Equivalent right corresponds. For the avoidance of doubt, if a Dividend Equivalent right terminates after the applicable Stock record date for a Company dividend (other than due to the termination or forfeiture of the RSU to which such Dividend Equivalent right corresponds) and prior to the corresponding payment date thereof, the Participant shall still be entitled to payment of the Dividend Equivalent right amount determined in accordance with this Section 3, if and when the Company pays the underlying dividend; provided, however, that, unless otherwise provided by the Committee, such Dividend Equivalent right amount shall be made in cash (rather than RSUs to be paid in Stock).

4.    Vesting. The RSUs shall vest in accordance with the vesting schedule provided in the Grant Notice. The date on which any RSUs vest pursuant to the terms of this Agreement is referred to herein as the “Vesting Date” of such RSUs.
5.    Termination of Employment or Service.
(a)    General. Except as described below in connection with certain terminations of the Participant’s employment or services, the Participant must continue to provide services as an Employee, Consultant or member of the Board through the applicable Vesting Date in order to vest in the applicable installment of RSUs. Upon the Participant’s termination as an Employee, Consultant or member of the Board, as applicable, all RSUs that have not vested as of such termination (taking into consideration any vesting that may occur in connection with such termination as provided in this Section 5) shall automatically be forfeited and canceled without payment of consideration therefor.
(b)    Qualifying Termination. A “Qualifying Termination” means that [ADD IF 13-MONTH RULE IS USED: provided that the Participant’s employment by the Company continues through [_____________, 20__]], such employment is thereafter terminated by the Company without Cause or by the Participant with Good Reason and in either case such termination of employment occurs within sixty (60) days prior to, upon, or at any time following a Change in Control of the Company.
Subject to the release requirement set forth below, in the event of the Participant’s Qualifying Termination:
•The unvested RSUs that are outstanding immediately prior to such Qualifying Termination shall fully vest and become nonforfeitable immediately prior to such Qualifying Termination.
•The benefits provided by this Section 5(b) are subject to the condition that the Participant (or, in the event of the Participant’s death or disability, the Participant’s estate or personal representative, as the case may be) provide the Company with, and the Participant (or the Participant’s estate or personal representative, as the case may be) does not revoke, a general release in a form prescribed by the Company). Such general release shall be provided to the Participant (or the Participant’s estate or personal representative, as the case may be) within five (5) days of the Qualifying Termination date and the Participant (or the Participant’s estate or personal representative, as the case may be) shall execute and deliver to the Company the general release within thirty (30) days after the Company provides the release to the Participant (or forty-five (45) days if such longer period of time is required to make the release maximally enforceable under applicable law). In the event this paragraph applies and the general release (and the expiration of any revocation rights provided therein or pursuant to applicable law) could become effective in one of two taxable years depending on when the Participant (or the Participant’s estate or personal representative, as the case may be) executes and delivers the release, any payment conditioned on the release shall not be made earlier than the first business day of the later of such two tax years. For purposes of this Agreement, “business day” means a calendar day other than a Saturday, Sunday or Federal holiday.
(c)    For purposes of this Agreement, “Cause” shall mean “cause” as defined in an applicable employment agreement between the Company and the Participant or, if no such employment agreement exists or such employment agreement does not contain a definition of “cause,” then Cause shall mean: (i) the Participant’s commission of (or entering of a plea of guilty, nolo contendere, or a similar plea to) a felony or a crime involving moral turpitude; (ii) the Participant’s commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates; (iii) the Participant’s breach of the Participant’s Non-Disclosure Agreement with the Company (or similar agreement, as each may be amended from time to time) in any material respect; (iv) the Participant’s willful failure to substantially perform the Participant’s duties as an Employee, Consultant or member of the Board of the Company or to follow the directive of any officer to whom the Participant directly or indirectly reports (other than, in each case, such failure resulting from the Participant’s incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after written demand for substantial performance is delivered by the Company (except in no case shall multiple notices be required for the same or similar conduct or failures); or (v) the Participant’s breach in any material respect of any policy of the Company (or any of its subsidiaries or affiliates) applicable to the Participant.

(d)    For purposes of this Agreement, “Good Reason” shall mean “good reason” as defined in an applicable employment agreement between the Company and the Participant or, if such an employment between the Company and the Participant exists but does not contain a definition of “good reason,” then Good Reason shall mean the Company’s material breach of any of its obligations under such employment agreement between the Company and the Participant, or, if there is no such employment agreement between the Company and the Participant, then Good Reason shall not apply as to the Participant. Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (A) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within ninety (90) days after the date of the occurrence of any event that the Participant knows to constitute Good Reason, (B) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (C) the effective date of the Participant’s termination for Good Reason occurs no later than ninety (90) days after the expiration of the Company’s cure period.
(e)    Change in Control. As used in this Agreement, the term “Change in Control” shall mean:
(i)     A transaction or series of transactions (other than an offering of the Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, and other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company, the Partnership, or any of its or their subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(ii)     During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 5(c)(i) hereof or Section 5(c)(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(x) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and
(y) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 5(c)(iii)(y) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(vi)    The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

6.    Distribution.
(a)    Distribution Date. Subject to Sections 6(c), 6(d), 6(e) and 10 below, payment with respect to RSUs issued under this Agreement (including any RSUs issued in respect of Dividend Equivalent rights) shall, to the extent vested, be paid to the Participant on or within sixty (60) days following the Vesting Date applicable to such RSUs pursuant to Section 4 and 5(b) (any such date, a “Distribution Date”)[DELETE IF ELECTED NOT TO DEFER OR NO DEFERRAL OPTION: ; provided, however, that if the Participant has elected to defer payment of the RSUs on the Participant’s Deferral Election Form (as indicated in the Grant Notice), the Participant’s “Distribution Date” of the RSUs shall be the earliest to occur of (i) the date of the Participant’s “separation from service” within the meaning of Code Section 409A (a “Separation from Service”); (ii) the date of the occurrence of a 409A Change in Control Event that occurs on or after December 31, 2026; (iii) the date of the Participant’s death or “disability” (within the meaning of Code Section 409A); and (iv) the distribution date for the RSUs elected by the Participant on the Participant’s Deferral Election Form (as indicated on the Grant Notice)].
(b)    Distribution Payments. Subject to Section 6(d) below, all distributions upon payment of the RSUs shall be made by the Company in the form of whole shares of Stock, and to the extent that any fractional RSUs become payable on a Distribution Date, such fractional RSUs shall be paid in cash (unless otherwise determined under Section 15.10 of the Plan).
(c)    [DELETE AND REPLACE WITH “RESERVED” IF ELECTED NOT TO DEFER OR NO DEFERRAL OPTION: Unforeseeable Emergency. If the Participant experiences an “unforeseeable emergency” within the meaning of Code Section 409A (an “Unforeseeable Emergency”), the Committee may, in its sole discretion, permit an early distribution of that portion of the Participant’s vested RSUs reasonably necessary to satisfy the emergency need giving rise to the Unforeseeable Emergency, including any taxes or penalties reasonably anticipated to result from such distribution and taking into consideration any funds that may become available as a result of the termination of any applicable deferral election in connection with such distribution.]
(d)    409A Change in Control Event Prior to [December 31, 2026]. In connection with any transaction or event referenced in Section 11.1(a) or 11.1(b) of the Plan in connection with which the Company will not survive or will not survive as a public company in respect of its Stock, the Committee may (without limiting the adjustment authority of Section 11.1(a) of the Plan and without limiting the flexibility of the Committee to provide for the assumption, substitution or exchange of the award pursuant to Section 11.1(b) of the Plan) provide that payment for each RSU that is otherwise outstanding on the date of such event and that becomes vested may be made in the form of cash in an amount equal to the last closing market price for a share of the Company’s Stock on the principal exchange on which such stock is traded immediately prior to such event or the price paid for a share of the Company’s Stock in the related transaction, as the Committee may determine. In addition, the Committee may provide for the termination of the RSUs subject to the award in connection with the occurrence of a 409A Change in Control Event prior to [December 31, 2026] in connection with which the Committee has not made a provision for the substitution, assumption, exchange or other continuation of the award; provided that (A) in such event, the portion of the award that is outstanding and unvested immediately prior to such termination shall vest and become payable, and (B) such acceleration, termination and payment of the award satisfies the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix). For purposes of this Agreement, “409A Change in Control Event” means a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Code Section 409A.
(e)    Distributions Following Separation from Service. Notwithstanding anything herein to the contrary, no distribution hereunder shall be made to the Participant during the six (6)-month period following the Participant’s [INCLUDE IF ELECTED TO DEFER: Separation from Service] [OR] [INCLUDE IF ELECTED NOT TO DEFER OR NO DEFERRAL OPTION: “separation from service” within the meaning of Code Section 409(A) (a “Separation from Service”)] (i) if the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s Separation from Service (generally, the Company’s Senior Vice Presidents and more senior officers are specified employees, but in all cases the Company will make the final determination of specified employee in accordance with such Treasury Regulation), (ii) if the RSUs constitute deferred compensation under Code Section 409A (which could result, for example and without limitation, if the Participant made a deferred distribution election on the Participant’s Deferral Election Form), and (iii) to the extent that paying such amounts at the time otherwise set forth in this Section 6 would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on or within sixty (60) days after the first day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period.

(f)    Distribution Timing. The time of distribution of the RSUs under this Agreement may not be changed except as may be permitted by the Committee in accordance with the Plan and Code Section 409A and the applicable Treasury Regulations promulgated thereunder. For purposes of clarity, no provision of the Plan (including, without limitation, Section 11.2 thereof) shall alter the time of distribution of the RSUs under this Agreement, except as the Committee may provide consistent with the preceding sentence.
7.    Tax Withholding. The Company shall have the authority and the right to deduct, withhold or require the Participant or beneficiary to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including without limitation any income and employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the RSUs and/or the Dividend Equivalent rights. The Company may, in its sole discretion and in satisfaction of the foregoing requirement, withhold or require the Participant to deliver shares of Stock otherwise issuable under this Agreement (or allow the return of shares of Stock) having a Fair Market Value as of the date of withholding (as the Company may determine) equal to the sums required to be withheld.
8.    Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant.
9.    Non-Transferability. Neither the RSUs or Dividend Equivalent rights nor any interest or right therein or part thereof shall be transferred, assigned, pledged or hypothecated by the Participant in any way in favor of any party other than the Company or a Subsidiary (whether by operation of law or otherwise) and shall not be subjected to any lien, obligation or liability of the Participant to any party other than the Company or a Subsidiary, other than by the laws of descent and distribution. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Participant under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void. Notwithstanding the foregoing, the Company may assign any of its rights under this Agreement to single or multiple assignees and this Agreement shall inure to the benefit of the successors and assigns of the Company.
10.    Distribution of Stock. In the event shares of Stock are paid to the Participant in accordance with this Agreement in settlement of RSUs (including RSUs credited as Dividend Equivalents), the Company shall not be required to record any shares of Stock in the name of the Participant in the books and records of the Company’s transfer agent, and the Company shall not be required to issue or deliver any certificate or certificates for any shares of Stock prior to the fulfillment of all of the following conditions: (a) the admission of such shares to listing on all stock exchanges on which the Company’s Stock is then listed, (b) the completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable, and (d) the lapse of any such reasonable period of time following the Distribution Date as the Company may from time to time establish for reasons of administrative convenience. In the event that the Company delays a distribution or payment in settlement of RSUs because it determines that the issuance of shares of Stock in settlement of such RSUs will violate federal securities laws or other applicable law, such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). No payment shall be delayed under this Section 10 if such delay will result in a violation of Code Section 409A.
11.    No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue as an Employee, Consultant, member of the Board, or other service provider of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Subsidiary.
12.    Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.

13.    Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences in connection with the RSUs and Dividend Equivalent rights granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that he or she deems advisable in connection with the RSUs and the Dividend Equivalent rights and that the Participant is not relying on the Company for tax advice.
14.    Amendment. Subject to Sections 16 and 18 below, this Agreement may only be amended, modified or terminated by a writing executed by the Participant and by a duly authorized representative of the Company.
15.    Relationship to other Benefits. Neither the RSUs, the Dividend Equivalent rights, nor payment in respect of the foregoing shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.
16.    Code Section 409A. To the extent that the Company determines that any RSUs and/or Dividend Equivalent rights may not be compliant with or exempt from Code Section 409A, the Company may amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) comply with the requirements of Code Section 409A and/or (b) exempt the RSUs and/or the Dividend Equivalent rights from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs. To the extent applicable, this Agreement shall be interpreted in accordance with, and so as to not cause any tax, penalty, or interest under, the provisions of Code Section 409A.
17.    Claw-back. The Participant agrees that all compensation paid or payable to the Participant pursuant to this Agreement shall be subject to (a) the provisions of any Company recoupment, clawback or similar policy as it may be in effect from time to time (“Clawback Policy”), (b) any other clawback required by applicable law or included in any separation agreement entered into by and between the Participant and the Company, and (c) the provisions of the Participant’s Non-Disclosure Agreement with the Company. The Participant agrees to comply with, and promptly repay to the Company any amounts that are required to be repaid (and delivery any shares that are required to be returned) pursuant to, the Clawback Policy, any such other clawback required by applicable law or any other applicable clawback arrangement, or the Participant’s Non-Disclosure Agreement with the Company.
18.    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
19.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address (physical or electronic) reflected on the Company’s records. Any notice shall be deemed duly given when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.
20.    Entire Agreement. The Plan and this Agreement (including this Appendix A) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
21    Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
22.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

23.    Counterparts; Electronic Signatures. The parties hereto consent and agree that this Agreement may be signed and/or transmitted in one or more counterparts by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG or similar attachment or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart, and that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (1) to the extent a party signs this Agreement using electronic signature technology, by clicking “sign” (or similar acknowledgement of acceptance), such party is signing this Agreement electronically, and (2) that electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.